UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 5, 2026

XMAX Inc.

(Exact name of registrant as specified in its charter)

Nevada	001-36259	90-0746568
(State or Other Jurisdiction	(Commission	(I.R.S. Employer
of Incorporation)	File Number)	Identification No.)

6565 E. Washington Blvd., Commerce, CA 90040

(Address of Principal Executive Office) (Zip Code)

(323) 888-9999

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.001 per share	XMAX	Nasdaq Stock Market

Item 1.01 Entry into a Material Definitive Agreement.

On October 5, 2026, XMax Inc., a Nevada corporation (the “Company”), entered into a Share Purchase Agreement (the “Purchase Agreement”) with Professor Yuji Zhao, an individual (the “Seller”), Skysong Innovations, LLC, an Arizona limited liability company (“Skysong”), and Hexa Creation Inc., a Delaware corporation (“Hexa”). Pursuant to the Purchase Agreement, the Company (or an affiliate designated by the Company) has agreed to acquire 970 shares of common stock of Hexa from the Seller, representing 97% of Hexa’s issued and outstanding shares and 30 shares of common stock of Hexa from Skysong, representing the remaining 3% of Hexa’s issued and outstanding shares (the “Acquisition”). Upon completion of the Acquisition, Hexa will become a wholly owned subsidiary of the Company.

The aggregate purchase price for the Hexa shares is $4,123,711.34 (the “Purchase Price”), consisting of $4,000,000 payable to the Seller and $123,711.34 payable to Skysong, payable in two tranches. At closing, the Company will pay (i) $2,000,000 to the Seller, against which a $500,000 deposit previously paid by the Company to the Seller on June 24, 2026 will be credited, resulting in a net closing payment of $1,500,000, and (ii) $61,855.67 to Skysong. The remaining $2,000,000 payable to the Seller and $61,855.67 payable to Skysong (collectively, the “Deferred Consideration”) are payable on or before December 31, 2027 and will bear interest from the closing date at a fixed annual rate not less than the applicable federal rate under Sections 1274 and 483 of the Internal Revenue Code. Until the Deferred Consideration and accrued interest are paid in full, the Company may not sell, transfer, pledge or encumber the Hexa shares (other than to an affiliate) without the consent of the Seller or Skysong, as applicable. The Company will bear the change of control payment due to Skysong, as the licensor of certain patents, technical information and materials pursuant to an exclusive license agreement, of which Hexa is the licensee, and the parties have agreed the change of control payment equals 5% of the Purchase Price and is due within 30 days following the closing date of the Acquisition.

The Purchase Agreement contains customary representations and warranties of the parties, including representations of the Seller and Skysong regarding Hexa’s capitalization, liabilities, and the licensed intellectual property, and covenants governing the conduct of Hexa’s business prior to closing. Completion of the Acquisition is subject to customary closing conditions, including the accuracy of representations and warranties, performance of covenants, the license agreement remaining in full force and effect and the absence of a material adverse effect with respect to Hexa. The Purchase Agreement may be terminated by mutual consent, by either the Company or the Seller if the closing has not occurred by April 5, 2027, or by a party upon an uncured breach by the other. If the Purchase Agreement is terminated as a result of a material breach by the Company, the Seller is entitled to retain the $500,000 deposit as liquidated damages and as the Seller’s sole and exclusive remedy for such breach. If the Purchase Agreement is terminated as a result of a material breach by the Seller, or pursuant to a termination right that does not result from a breach by the Company, the deposit is to be returned to the Company.

The Purchase Agreement is governed by Nevada law, and disputes are to be resolved by arbitration under the Commercial Arbitration Rules of the American Arbitration Association.

The foregoing description of the Purchase Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Purchase Agreement, a copy of which is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference. The representations, warranties and covenants contained in the Purchase Agreement were made solely for the purposes of the Purchase Agreement and as of specific dates, were solely for the benefit of the parties thereto, may be subject to limitations agreed upon by the contracting parties, and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors. Investors should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or condition of the Company, Hexa or any of their respective affiliates.

Item 8.01. Other Events.

On October 9, 2026, the Company issued a press release announcing the acquisition of Hexa Creation Inc., a copy of which is attached hereto as Exhibit 99.1.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits

Exhibit No.	Exhibit Title or Description
10.1	Share Purchase Agreement by and among XMax Inc., Professor Yuji Zhao, Skysong Innovations, LLC, and Hexa Creation Inc. dated October 5, 2026.
99.1	Press Release
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

XMax Inc.

/s/ Xiaohua Lu
Xiaohua Lu
Chief Executive Officer

October 9, 2026